ARTICLES OF INCORPORATION

                                OF

                  CLARKS FORK OIL COMPANY, INC.

These Articles of Incorporation are signed by the incorporator(s) for the purpose of forming a profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as follows:

                            ARTICLE I

The name of the corporation is CLARKS FORK OIL COMPANY, INC.

                            ARTICLE II

The purpose of purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.
     The Corporation is further authorized to:
     1. As its primary purpose, the corporation shall be authorized to explore for oil and gas; manage and invest in oil and gas properties, and in general, engage in all oil and gas operations.
     2. To buy, sell, convey, lease, pledge, mortgage, exchange assign or otherwise acquire, hold and dispose of, handle and otherwise deal in and with real and personal property or any interest therein of whatever name, nature or description and wherever the same may be situated, either within or without the State of Michigan, and to exercise unlimitedly all rights and powers incidental to the acquisition, holding or disposition of such interest.
     3. To lend money, credit or property to, guarantee or assume interest in, or contracts or obligations of, and otherwise aid or assist in any other manner, corporations, associations, and persons; to do all things necessary or desirable to protect or enhance directly or indirectly the value of any interest owned by the Corporation or in which it may have any beneficial interest or rights.
     4. To borrow money, credit or property, to make contracts, to incur obligations and to secure the same by mortgage or pledge of all or part of its assets or franchises; to act for others in any capacity or manner.

                           ARTICLE III

(Use the following if the shares are to consist of one class only.)

The total authorized capital stock is:

     (1)  Common shares 100,000 Par Value $1.00 per share

          or (2)    Common shares _____________ Without Par Value.

                   ARTICLE IV (Not applicable)

(Use the following if the shares are to be divided into classes.)

The total authorized capital stock is:

[Preferred Shs. ____________________ Par Value $___________ ]
(1)  [                                            ] per share
[Common Shs. ____________________ Par Value $___________  ]

and/or    [Preferred Shs. _______________________ ]
(2)  [                             ] No Par Value.
[Common Shs. ______________________     ]

(3) A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

     Each share shall have one (1) vote on all matters coming before meetings of shareholders and there shall be no preference or limitation or restrictions thereon beyond those required by law, or by written agreement of all shareholders.

                            ARTICLE IV

The address of the initial registered office is:

121 W. Chapin Street, Cadillac, Michigan 49601.

The mailing address of the initial registered office is (need not be completed unless different from the above address):

P.O. Box 850, Michigan 49601.

The name of the initial resident agent at the registered office is:

Robert J. Van Dellen

                            ARTICLE V

The name(s) and address(es) of the incorporator(s) are as follows:

     Name                          Residence or Business Address
Robert J. Van Dellen      121 W. Chapin Street, Cadillac, MI 49601
Chester Van Dellen, Jr.     121 W. Chapin Street, Cadillac MI 49601

                            ARTICLE VI
OPTIONAL (Delete Article VII if not applicable)

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, if sanctioned by the Court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

                           ARTICLE VII

Any action required or permitted by this act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

                           ARTICLE VIII

This Corporation is a small business corporation as defined in Section 1244 of the United States Internal Revenue Code and its capital stock shall qualify as "Section 1244 common stock" under said Section 1244.

                            ARTICLE IX

The effective date of this Corporation shall be March 1, 1981.

     IN WITNESS WHEREOF, the undersigned, the incorporator(s) of the above-name corporation, has (have) hereunto signed these Articles of Incorporation on this 23rd day of February, 1981.

/s/ Robert J. Van Dellen           /s/ Chester Van Dellen, Jr.
Robert J. Van Dellen                    Chester Van Dellen, Jr.